Exhibit 10.4

EXECUTION VERSION

SERIES A CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

by and among

EUREKA HUNTER HOLDINGS, LLC

MAGNUM HUNTER RESOURCES CORPORATION

and

RIDGELINE MIDSTREAM HOLDINGS, LLC

March 21, 2012

i

3.19	Personal Property	23

3.20	Permits	23

3.21	Contracts	23

3.22	Guaranties; Bonds	25

3.23	Intellectual Property	26

3.24	Legal Compliance	26

3.25	State and Federal Regulation	26

3.26	Taxes	26

3.27	Employees; Employee Relations	28

3.28	Employee Benefit Matters	29

3.29	Environmental Matters	31

3.30	Insurance	32

3.31	Books and Records	33

3.32	Certain Payments or Arrangements	33

3.33	Assets Necessary to the Business	33

3.34	TransTex Acquisition	33

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	34

4.1	Organization; Authority	34

4.2	No Violation	34

4.3	Purchaser Intent	34

4.4	Purchaser Status	35

4.5	Non-Reliance; Disclosure of Information	35

4.6	Restricted Securities	35

4.7	Brokers’ Fees	35

ARTICLE V	OTHER AGREEMENTS OF THE PARTIES	36

5.1	Integration	36

5.2	Use of Proceeds	36

5.3	Supplements to Article III and Disclosure Schedules	36

ARTICLE VI	INDEMNIFICATION	37

6.1	Survival	37

6.2	Indemnification	38

6.3	Conduct of Indemnification Proceedings	39

6.4	Limitations	39

ARTICLE VII	TERMINATION	40

7.1	Termination	40

7.2	Procedure and Effect of Termination	41

ARTICLE VIII	MISCELLANEOUS	41

8.1	Entire Agreement	41

8.2	Notices	41

8.3	Additional Information	42

8.4	Amendments; Waivers	42

8.5	Construction	42

8.6	Successors and Assigns	43

8.7	No Third-Party Beneficiaries	43

8.8	Governing Law and Venue	43

8.9	Execution	43

8.10	Severability	44

8.11	Fees and Expenses	44

8.12	Remedies	44

EXHIBITS:

Exhibit A	Amended and Restated Limited Liability Company Agreement
Exhibit B	Form of Gas Gathering Agreement
Exhibit C	Form of Services Agreement
Exhibit D	Form of Legal Opinion of Counsel to MHR and the Company Parties
Exhibit E	Initial Approved Budget

SCHEDULES:

Schedule 3.12	Financial Statements
Schedule 3.13	Affiliate Transactions
Schedule 3.14	Litigation
Schedule 3.17	Material Changes
Schedule 3.18(b)	Real Property
Schedule 3.18(c)	Rights-of-Way
Schedule 3.13(e)	Pipeline Exceptions
Schedule 3.19	Personal Property
Schedule 3.20	Permits
Schedule 3.21	Material Contracts
Schedule 3.25(b)	Governmental Proceedings
Schedule 3.26	Taxes
Schedule 3.28(a)	Employee Benefits Matters
Schedule 3.29	Environmental Matters
Schedule 3.30	Insurance
Schedule 5.2	Threshold Volumes

SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 21, 2012 by and among Eureka Hunter Holdings, LLC, a Delaware limited liability company (the “Company”), Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), and Ridgeline Midstream Holdings, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Amended and Restated Limited Liability Company Agreement of the Company (as defined below), on the date of this Agreement and from time to time thereafter, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, Series A Convertible Preferred Units representing membership interests in the Company (the “Preferred Units”) for an aggregate purchase price not to exceed $200,000,000;

WHEREAS, the Company, through its direct and indirect wholly-owned subsidiaries, is engaged in the business of building, owning and operating midstream assets consisting of pipeline, gathering systems and rights-of-way (collectively, the “Business”);

WHEREAS, as of the date of this Agreement, (a) MHR is the sole member of each of the Company and Eureka Hunter Acquisition Sub, LLC, a Delaware limited liability company (“TransTex Sub”); and (b) the Company is the sole member of Eureka Hunter Pipeline, LLC, a Delaware limited liability company (“Eureka”), which in turn is the sole member of Eureka Hunter Land, LLC, a Delaware limited liability company (“EH Land”);

WHEREAS, MHR and the Company intend to acquire substantially all of the assets of TransTex Gas Services, L.P. (the “TransTex Acquisition”), pursuant to the terms and conditions of an asset purchase agreement to be entered into by TransTex Sub and the Company on or about the date of this Agreement (the “TransTex Purchase Agreement”);

WHEREAS, upon the consummation of the TransTex Acquisition, MHR shall contribute all of its member interests in TransTex Sub to the Company, resulting in TransTex Sub becoming a wholly-owned subsidiary of the Company, at which time it will change its legal name to “TransTex Gas Services, LLC;”

WHEREAS, the Company desires to use the proceeds from the transactions contemplated by this Agreement to (a) fund one or more distributions of cash to MHR to reimburse MHR for certain capital expenditures it incurred with respect to the assets of Eureka and EH Land; (b) fund one or more distributions of cash to MHR to reimburse MHR for certain capital expenditures it incurred with respect to the assets of TransTex Gas Services, L.P. purchased by TransTex Sub for cash; (c) fund capital expenditures, midstream growth projects and acquisitions by its wholly-owned subsidiaries; and (d) pay certain transaction costs and expenses relating to the transactions contemplated by this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  The following terms have the meanings indicated:

“Additional Preferred Units” has the meaning set forth in Section 2.2(a) of this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Purchase Price” means, for any Closing, an amount equal to the product of (a) the Preferred Unit Purchase Price and (b) the aggregate number of Preferred Units purchased by Purchaser in such Closing pursuant to this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Amended and Restated LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Purchaser, the Company and MHR in the form attached hereto as Exhibit A, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“BMO” means BMO Capital Markets.

“Board” means the board of managers of the Company established in accordance with the Amended and Restated LLC Agreement.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

“Change of Control” has the meaning set forth in the Amended and Restated LLC Agreement.

“Class A Common Units” has the meaning set forth in the Amended and Restated LLC Agreement.

“Closing” means the Initial Closing or any Subsequent Closing, as applicable.

“Closing Date” means the Initial Closing Date or any Subsequent Closing Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Commitment” means the sum of $200,000,000.

“Company” has the meaning set forth in the preamble hereto.

“Company Assets” means all assets of the Company and its direct and indirect wholly owned subsidiaries, collectively.

“Company Indemnified Parties” has the meaning set forth in Section 6.2(b) of this Agreement.

“Company Parties” means collectively, the Company, Eureka and EH Land, and after the consummation of the TransTex Acquisition and contribution of TransTex Sub by MHR to the Company, TransTex Sub, and “Company Party” means any of them individually.

“Completion Date” has the meaning set forth in Section 2.2(a) of this Agreement.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Credit Agreements” means the First Lien Facility and the Second Lien Facility, collectively.

“Dedicated Acreage Agreement” means any Contract evidencing a dedication to the Pipeline of natural gas or natural gas liquid production produced from real property.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Disclosure Schedules” means the schedules regarding the Company Parties, the Company Assets and the Business attached to this Agreement, which schedules may be amended, modified or supplemented by the Company as provided in this Agreement.

“EH Land” has the meaning set forth in the recitals hereto.

“Employees” means all employees of the Company Parties who provide services in connection with the Business.

“Environmental Laws” means all Legal Requirements, orders, injunctions, judgments, directives or rules of any Governmental Authority of competent jurisdiction governing or relating to pollution or protection of human health and safety (including worker health and safety) or the environment (including ambient air, surface water, ground water, land, surface or subsurface strata, and natural resources), including, without limitation: (a) those providing liability in connection with or imposing cleanup, investigatory or remediation obligations relative to any Release or threatened Release of Hazardous Materials; (b) those otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, discharge, transport or handling of Hazardous Materials (including, without limitation, the federal Occupational Safety and Health Act, and any super-national, regional, state, local or provincial counterparts or analogues thereto); and (c) those relating to protection of threatened or endangered species, wetlands, cultural or historical resources, or other natural resources.

“Environmental Permits” means any Permits issued by any Governmental Authority under any Environmental Laws for the lawful operation of the Business, Real Property or Company Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or was treated during the six-year period preceding the date of this Agreement as a single employer with any of the Company Parties pursuant to Section 414(b), (c), (m) or (o) of the Code or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Eureka” has the meaning set forth in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Financial Statements” has the meaning set forth in Section 3.12 of this Agreement.

“First Lien Facility” means that certain First Lien Credit Agreement dated as of August 16, 2011 between Eureka, as Borrower, SunTrust Bank, as Administrative Agent, and the lenders party thereto, as Lenders, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Follow-on Distribution” has the meaning set forth in Section 5.2(c) of this Agreement.

“Funded Debt” has the meaning set forth in the Amended and Restated LLC Agreement.

“Gas Gathering Agreement” means that certain Amended and Restated Gas Gathering Agreement, dated as of the date hereof, by and between Eureka and Triad Hunter, LLC, a Delaware limited liability company, in the form attached as Exhibit B, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Governmental Authority” means any (a) federal, state, local, municipal, or other government (including any governmental agency, branch, department, board, commission, official, or entity and any court or other tribunal); or (b) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” means any chemical, pollutant, contaminant, waste, toxic or hazardous substance or material, crude oil, petroleum and petroleum products (including any fraction or by-products thereof), polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, free crystalline silicates or silica, natural gas silicates or silica, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), or radioactive material (including naturally-occurring radioactive material) and any and all other terms of similar import, substances or materials including wastes that are identified, listed, regulated or as to which liability may be imposed at any time under Environmental Laws.

“Hydrocarbons” shall mean means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Initial Approved Budget” has the meaning set forth in Section 2.6(a)(viii) of this Agreement.

“Initial Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Initial Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Initial Investment” has the meaning set forth in Section 2.6(b)(i) of this Agreement.

“Initial LLC Agreement” means that certain Limited Liability Company Agreement of the Company dated March 19, 2012.

“Initial Preferred Units” has the meaning set forth in Section 2.1 of this Agreement.

“Initial Purchase” has the meaning set forth in Section 2.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.3(a) of this Agreement.

“Insurance” has the meaning set forth in Section 3.30 of this Agreement.

“Intellectual Property” means all patents, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; statutory or common law trademarks and service marks, trade names, logos and slogans, and the goodwill relating thereto; trade secrets; confidential information; inventions (whether patentable or not); software; and all registrations and applications for any of the foregoing, in each case owned or licensed by any Company Party and used in the Business.

“Interstate Pipelines” has the meaning set forth in Section 3.25(a) of this Agreement.

“knowledge” means, with respect to MHR or the Company, the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer or the Senior Vice President — Administration and Production of MHR.

“Last Balance Sheet” means, (a) with respect to the Initial Closing and any Subsequent Closing occurring on or prior to February 15, 2013, the December 31, 2011 unaudited consolidated balance sheet of Eureka and EH Land, (b) with respect to any Subsequent Closing occurring after February 15, 2013, the most recent audited consolidated balance sheet of the Company and its consolidated subsidiaries delivered to the Purchaser pursuant to the Amended and Restated LLC Agreement.

“Leases” has the meaning set forth in Section 3.18(b) of this Agreement.

“Legal Requirement” means any applicable order, constitution, law, ordinance, regulation, statute, code or treaty issued by any Governmental Authority, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

“Liens” means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy with a voting or similar agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first offer, right of first refusal, preemptive right or similar restriction.

“Losses” means any and all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, costs, expenses and disbursements, settlement costs and expenses, including, without limitation, reasonable costs of investigation and reasonable attorneys’ fees and expenses, but excluding any and all special, punitive, incidental, indirect or consequential damages, such as lost profits and diminution in value.

“Material Adverse Effect” means any change in, or effect on, the Business that in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, financial condition or results of operations of the Company Parties, taken as a whole, except to the extent any such change or effect results from or is attributable to changes in general economic conditions or changes affecting the industry generally in which the Company Parties operate, provided that such changes do not affect the Company Parties in a materially disproportionate manner.

“Material Contract” has the meaning set forth in Section 3.21(b) of this Agreement.

“Material Default” has the meaning set forth in the Amended and Restated LLC Agreement.

“MHR” has the meaning set forth in the preamble hereto.

“Natural Gas Act” has the meaning set forth in Section 3.25(a) of this Agreement.

“Notice” has the meaning set forth in Section 8.2 of this Agreement.

“Organic Throughput” means all volumes of Hydrocarbons gathered on the portions of the Pipeline constructed or contemplated to be constructed as of the Initial Closing Date, together with any greenfield expansions thereto constructed by the Company after the Initial Closing Date, and including volumes gathered on portions of the Pipeline acquired by the Company from any Person after the Initial Closing Date to the extent such volumes exceed the base throughput volumes attributable to such acquisitions, as agreed to by the Board, including the ArcLight Directors.

“Owned Real Property” has the meaning set forth in Section 3.18(b) of this Agreement.

“Permit” has the meaning set forth in Section 3.20 of this Agreement.

“Permitted Debt” means any Funded Debt that is permitted to be incurred by the Company Parties in accordance with the Amended and Restated LLC Agreement.

“Permitted Liens” means:

(a)           Liens for current period Taxes and assessments that are not yet due and payable (or if delinquent, that are being contested in good faith by the Company Parties by appropriate action);

(b)           easements, restrictive covenants, defects in title and irregularities, and other matters that do not interfere materially with the ownership or use, or materially reduce the value, of the Company Assets taken as a whole;

(c)           zoning, entitlement, subdivision planning and building codes and other land use laws, regulations or ordinances regulating the use, development, conservation restriction and occupancy of the Real Property and permits, consents and rules under such laws, regulations or ordinances, in each case that do not limit or prohibit materially the uses to which the Company Parties have historically used, or propose to use, the Real Property;

(d)           rights of third parties pursuant to restrictive covenants, easements, rights of way, surface use restrictions, sub-surface leases, mineral reservations or severances, grazing rights or logging rights or rights related to ponds, lakes, waterways, canals, ditches, reservoirs, railways, streets, roads and structures or other rights related to surface uses and impediments on, over or in respect of the Company Assets that are not such as to interfere materially with the use or enjoyment of, or materially impair the value of, the property or asset to which they apply;

(e)           conditions in any Permit issued by any Governmental Authority for the ownership and operation of all or part of the Company Assets;

(f)            any utility company rights, easements and franchises which do not interfere materially with the use or enjoyment of, or materially impair the value of, the Company Assets affected by such rights, easements and franchises;

(g)           any landlord, carrier, warehouseman, mechanic, workman, repairman, vendor, operator or other similar Lien arising or incurred in the ordinary course of business in respect of obligations that are not due and payable or are being contested in good faith and by appropriate action;

(h)           Liens and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(i)            Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j)            customary rights of set-off, revocation, refund or chargeback of banks and other financial institutions in the ordinary course of business;

(k)           customary rights of set-off in any Material Contract;

(l)            any Lien that will be, and is released on or prior to, the Initial Closing or Subsequent Closing, as applicable; and

(m)          Liens granted pursuant to the First Lien Credit Facility or the Second Lien Credit Facility and any other Liens that are permitted by the First Lien Facility or the Second Lien Facility.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other Governmental Authority or other entity of any kind.

“Pipeline” means, collectively, all gathering systems, all tubes and pipelines used for the gathering of Hydrocarbons, all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter owned or leased by any Company Party, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

“Pipeline System” means all of the Pipeline and the Real Property and Rights-of-Way related thereto, collectively.

“Plan” or “Plans” has the meaning set forth in Section 3.28(a) of this Agreement.

“Preferred Unit Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Preferred Units” has the meaning set forth in the recitals hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition) that has commenced.

“Producer Contracts” shall mean any Contract entered into by any Company Party with counterparties that are producers of natural gas for the purpose of gathering such producers’ volumes of natural gas for the Pipeline.

“Purchased Securities” means the Initial Preferred Units and any Additional Preferred Units.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a) of this Agreement.

“Qualified Public Offering” has the meaning set forth in the Amended and Restated LLC Agreement.

“Real Property” has the meaning set forth in Section 3.18(b) of this Agreement.

“Release” or “Released” means any release, spill, emission, overflow, leaking, pumping, pouring, dumping, emptying, discharge, disposing, deposit, injection, escaping, leaching, seepage, infiltration or migration, whether intentional or accidental, authorized or unauthorized, into the environment or into or out of any property.

“Requisite Holders” has the meaning set forth in the Amended and Restated LLC Agreement.

“Requisite Preferred Holders” has the meaning set forth in the Amended and Restated LLC Agreement.

“Rights-of-Way” has the meaning set forth in Section 3.18(c) of this Agreement.

“ROFR Letter” means that certain letter agreement, dated as of the date hereof, by and between the Company and MHR relating to MHR’s grant to the Company of a right of first refusal with respect to the Business, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Second Lien Facility” means that certain Second Lien Credit Agreement dated as of August 16, 2011 between Eureka, as Borrower, PennantPark Investment Corporation and the other lenders party thereto, as Lenders, and U.S. Bank National Association, as Collateral Agent, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Securities Act” has the meaning set forth in the recitals hereto.

“Services Agreement” means that certain services agreement, dated as of the date hereof, between the Company, MHR and Magnum Hunter Services, LLC, a Delaware limited liability company, in the form attached as Exhibit C, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“State Pipeline Regulatory Agencies” means (a) with respect to the State of West Virginia, the West Virginia Public Service Commission and any successor Governmental Authority thereto, (b) with respect to the State of Ohio, the Public Utilities Commission of Ohio and the Ohio Department of Natural Resources and any successor Governmental Authority thereto, and (c) with respect to any other state, any Governmental Authority performing a regulatory function similar to the foregoing.

“Subsequent Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Subsequent Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Subsequent Purchase” has the meaning set forth in Section 2.2(a) of this Agreement.

“Tax” and “Taxes” means (i) any and all taxes payable to a Governmental Authority, including, without limitation, any federal, national, provincial, state, local or foreign net income, alternative or add on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, capital, capital stock, unemployment, disability, transaction, goods and services, unclaimed property, escheatment claims, license, withholding, payroll, employment, social security, social insurance, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, custom, duty or other tax or similar governmental fee, assessment or charge, together with any interest, penalty, addition to tax or additional amount with respect thereto imposed by any Governmental Authority, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the application of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Legal Requirement, as a transferee or successor, by Contract, or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Items” has the meaning set forth in Section 3.26(a) of this Agreement.

“Tax Returns” means all returns, declarations, reports, elections, notices, claims for refund and information returns and statements filed or required to be filed with any Governmental Authority or Taxing Authority with respect to, or in respect of, any Taxes, or Tax Items including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” means this Agreement, the Amended and Restated LLC Agreement, the ROFR Letter, the Services Agreement, the consents to the Credit Agreements required pursuant to Section 2.6(a)(viii) and any other documents specifically required by this Agreement to be executed and delivered by MHR, a Company Party or the Purchaser as a condition to a Closing.

“Transactions” means the transactions contemplated by the Transaction Documents.

“TransTex Acquisition” has the meaning set forth in the recitals hereto.

“TransTex Purchase Agreement” has the meaning set forth in the recitals hereto.

“TransTex Sub” has the meaning set forth in the recitals hereto.

“Units” means the Preferred Units, the Class A Common Units and any other units issued or issuable pursuant to the Amended and Restated LLC Agreement, collectively.

ARTICLE II

PURCHASE AND SALE

2.1          Initial Purchase.  On the Initial Closing Date, subject to the terms and conditions hereof, the Purchaser hereby agrees to purchase (the “Initial Purchase”) from the Company, and the Company hereby agrees to issue and sell to the Purchaser, 3,000,000 Preferred Units (the “Initial Preferred Units”) for a purchase price of $20.00 per Preferred Unit (the “Preferred Unit Purchase Price”), and for the Aggregate Purchase Price of $60 million.

2.2          Additional Purchases.

(a)           From time to time, at any time following the Initial Closing Date, the Company may request that the Purchaser purchase (in minimum funding increments of $3,000,000, provided that no single such request shall be for an aggregate amount less than $20,000,000) (each, a “Subsequent Purchase”), for the purposes contemplated by Section 5.2 of this Agreement or such other purpose as may be agreed in writing by the Purchaser, and the Purchaser shall so purchase, within ten Business Days of such request by the Company, a specified number of additional Preferred Units (“Additional Preferred Units”) at the Preferred Unit Purchase Price; provided, however, that the Purchaser shall have no further obligation to purchase Additional Preferred Units upon the earliest to occur of the following: (i) the date that is 24 months following the Initial Closing Date; (ii) the consummation of a Qualified Public Offering; (iii) a Change of Control or a liquidation, dissolution or winding up of the Company; and (iv) such time as the Aggregate Purchase Price paid by the Purchaser at the Initial Closing and all Subsequent Closings meets or exceeds the Commitment (the “Completion Date”).

(b)           Notwithstanding anything in this Section 2.2 to the contrary, the Purchaser shall have no obligation to purchase any Additional Preferred Units in a Subsequent Closing if (i) one or more conditions set forth in Section 2.5(a) or Section 2.5(b) are not satisfied or waived with respect to such Subsequent Closing, (ii) at such time, the Company is in breach of the Amended and Restated LLC Agreement due to its failure to obtain the prior approval of the Requisite Preferred Holders with respect to the proposed use of the proceeds of the Subsequent Purchase, if such approval is required by the Amended and Restated LLC Agreement or (iii) the proposed use of the proceeds of the Subsequent Purchase is not for any of the permitted purposes set forth in Section 5.2 of this Agreement.

2.3          Closings.  The consummation of the transactions contemplated by Section 2.1 of this Agreement (the “Initial Closing”) shall take place at the offices of Latham and Watkins LLP, 811 Texas Avenue, 37th Floor, Houston TX 77002 on the date hereof (the “Initial Closing Date”), with documents being delivered in person, by overnight courier, facsimile or portable document format (pdf).  The consummation of any Subsequent Purchases contemplated by

Section 2.2 of this Agreement (each, a “Subsequent Closing”) shall take place within ten Business Days of the Company’s request for such Subsequent Purchase (the “Subsequent Closing Date”) and at such time and place as the parties may mutually agree.  All proceedings to be taken and all documents to be executed and delivered by all parties at a Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.4          Condition to Initial Closing.  The obligation of the parties to consummate the purchase and issuance and sale of the Initial Preferred Units shall be subject to the concurrent execution and delivery of each of the Transaction Documents required by this Agreement to be executed and delivered by or on behalf of the parties at the Initial Closing.

2.5          Conditions to Subsequent Closings.

(a)           Mutual Conditions. The obligation of the parties to consummate a Subsequent Closing shall be subject to the prior satisfaction or waiver of the conditions contained in this Section 2.5(a).

(i)            There shall not be in effect any law or governmental order which restrains, prohibits or declares illegal the consummation of this Agreement and no Governmental Authority of competent jurisdiction shall have instituted a proceeding seeking to impose any such restraint or prohibition which would have a Material Adverse Effect.

(ii)           All consents, approvals, authorizations, orders, registrations or qualifications of or with any court or governmental agency or body having jurisdiction over the Purchaser or the Company Parties or any of their respective properties or any other third party required for the issuance, sale and purchase of the Additional Preferred Units, or for the consummation by the Purchaser or the Company Parties of the Transactions, shall have been obtained, and no such consents, approvals, authorizations, orders, registrations or qualifications shall have been withdrawn, suspended or conditioned, except in each case for such consents, approvals, authorizations, orders, registrations or qualifications the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (in the case of the Company) or a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement (in the case of the Purchaser).

(b)           Purchaser’s Conditions.  The obligation of the Purchaser to consummate a Subsequent Closing shall be subject to the prior satisfaction or waiver of the conditions contained in this Section 2.5(b).

(i)            The Company’s proposed use of the proceeds from such Subsequent Closing shall be consistent with the purposes contemplated by Section 5.2 or otherwise agreed to in writing by the Purchaser.

(ii)           The representations and warranties of MHR and the Company contained in Article III of this Agreement shall be true and correct in all material respects

(other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the date of such Subsequent Closing, as if made at and as of such date, except that (A) representations and warranties made as of a specified date need be true only as of that date, (B) representations and warranties made as of the Initial Closing Date shall, with respect to a Subsequent Closing, be deemed amended and modified by any supplements to the Disclosure Schedules provided by the Company in accordance with Section 5.3, and (C) references to the “Initial Preferred Units” shall be deemed to include the Additional Preferred Units.

(iii)          MHR and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by MHR and the Company hereunder on or prior to such Subsequent Closing Date.

(iv)          A Material Adverse Effect shall not have occurred and be continuing at such time.

(v)           A Material Default shall not have occurred.

(c)           Company’s Conditions.  The obligation of the Company to consummate a Subsequent Closing shall be subject to the prior satisfaction or waiver of the conditions contained in this Section 2.5(c).

(i)            The representations and warranties of the Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the date of such Subsequent Closing, as if made at and as of such date, except that (A) representations and warranties made as of a specified date need be true only as of that date, (B) representations and warranties made as of the Initial Closing Date shall be deemed to refer to such Subsequent Closing Date and (C) references to the Initial Preferred Units shall be deemed to refer to the Additional Preferred Units.

(ii)           The Purchaser shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it hereunder on or prior to such Subsequent Closing Date.

(iii)          The Purchaser shall not be in material breach of any Transaction Document at such time.

2.6          Deliveries for the Initial Closing Date.

(a)           Company Deliveries.  At the Initial Closing, subject to the terms and conditions hereof, MHR and the Company will deliver, or cause to be delivered, to the Purchaser:

(i)            3,000,000 Preferred Units meeting the requirements of the Amended and Restated LLC Agreement, free and clear of any Liens or other restrictions whatsoever (other than those arising under the Amended and Restated LLC Agreement or state or federal securities laws or created by the Purchaser);

(ii)           good standing certificates, dated as of a recent date, with respect to each of the Company Parties issued by the Secretary of State of the state in which each such Company Party is organized;

(iii)          the Amended and Restated LLC Agreement, which shall have been duly executed by MHR;

(iv)          the Gas Gathering Agreement, which shall have been duly executed by the Company and the other parties thereto;

(v)           the Services Agreement, which shall have been duly executed by the parties thereto;

(vi)          the ROFR Letter, which shall have been duly executed by the Company and MHR;

(vii)         a legal opinion of Fulbright & Jaworski L.L.P., as legal counsel to MHR and the Company Parties, in substantially the form attached hereto as Exhibit D;

(viii)        a copy of a resolution adopted by MHR, as sole member of the Company, executed by MHR and certified by an officer of MHR, that authorizes the execution, delivery and performance by the Company of the Transaction Documents to which it is a party;

(ix)          consents to the Transactions as may be required by the First Lien Facility and the Second Lien Facility, each of which shall be in form and substance reasonably satisfactory to the Purchaser and duly executed by Eureka, the required lenders and any other parties thereto; and

(x)           the initial budget of the Company Parties, which is attached hereto as Exhibit E (the “Initial Approved Budget”).

(b)           Purchaser Deliveries.  At the Initial Closing, subject to the terms and conditions hereof, the Purchaser will deliver, or cause to be delivered:

(i)            The Aggregate Purchase Price of $60 million (the “Initial Investment”), in United States dollars in immediately available funds, by wire transfer to an account designated in writing by the Company prior to the Initial Closing, in respect of the Initial Preferred Units;

(ii)           the Amended and Restated LLC Agreement, which shall have been duly executed by the Purchaser; and

(iii)          a copy of a resolution adopted by the sole member of the Purchaser and certified by an officer of the Purchaser that authorizers the execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party.

2.7          Deliveries for Subsequent Closing Dates.

(a)           Company Deliveries.  At any Subsequent Closing, subject to the terms and conditions hereof, the Company will deliver, or cause to be delivered, to the Purchaser:

(i)            the applicable Purchased Securities meeting the requirements of the Amended and Restated LLC Agreement, free and clear of any Liens or other restrictions whatsoever (other than those arising under the Amended and Restated LLC Agreement or state or federal securities laws or created by the Purchaser);

(ii)           an updated Schedule A to the Amended and Restated LLC Agreement that evidences the issuance of the applicable Purchased Securities to the Purchaser;

(iii)          good standing certificates, dated as of a recent date, with respect to each of the Company Parties issued by the Secretary of State of the state in which each Company Party is organized;

(iv)          a certificate of either the principal financial officer or chief executive officer of the Company certifying as to the Company’s compliance with Sections 2.5(b)(i) - (iv) above and as to the resolutions of the Board that authorize the sale by the Company of the Purchased Securities, which shall be attached to such certificate; and

(v)           a legal opinion of Fulbright & Jaworski L.L.P., as legal counsel to MHR and the Company Parties, in substantially the form attached hereto as Exhibit D.

(b)           Purchaser Deliveries.  At any Subsequent Closing, subject to the terms and conditions hereof, the Purchaser will deliver, or cause to be delivered, to the Company:

(i)            the Aggregate Purchase Price for the applicable Purchased Securities in United States dollars in immediately available funds, by wire transfer to an account designated in writing by the Company prior to the Subsequent Closing; and

(ii)           a certificate of an appropriate officer of the Purchaser certifying as to the Purchaser’s compliance with Sections 2.5(c)(i), (ii) and (iii) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MHR AND THE COMPANY

Each of MHR and the Company hereby represents and warrants, jointly and severally, to the Purchaser that as of the date of this Agreement and as of each applicable Closing Date, except as set forth in the Disclosure Schedules:

3.1          Organization; Authority.  MHR and each of the Company Parties (i) is duly formed, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the State of Delaware, (ii) has all corporate or limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted, and (iii) is duly qualified or registered and in good standing in each jurisdiction where such qualification or registration is required (except where the failure to be so qualified or registered would not have a Material Adverse Effect). There is no pending or, to the knowledge of MHR or any Company Party, threatened Proceeding for the dissolution, liquidation or insolvency of MHR or any Company Party.

3.2          Capitalization and Valid Issuance of Purchased Units.  Following the purchase and sale of the Initial Preferred Units pursuant to this Agreement, the issued and outstanding membership interests of the Company on the date of this Agreement will consist of 3,000,000 Preferred Units and 15,069,500 Class A Common Units.  All outstanding Preferred Units and Class A Common Units, and the membership interests represented thereby, have been duly authorized and, with respect to the Preferred Units, when paid for, issued and delivered pursuant to this Agreement, such Preferred Units will be validly issued in accordance with the Amended and Restated LLC Agreement, fully paid (to the extent required under the Amended and Restated LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).

3.3          Ownership of the Company.  As of the date of this Agreement and prior to the purchase and sale of the Initial Preferred Units, MHR owns a 100% membership interest in the Company; such membership interest has been duly authorized and validly issued in accordance with the Initial LLC Agreement and is fully paid (to the extent required under the Initial LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and MHR owns such membership interest free and clear of all Liens (other than Liens created pursuant to the Credit Agreements, the Initial LLC Agreement, the Amended and Restated LLC Agreement or state or federal securities law).

3.4          Subsidiaries.  As of the date of this Agreement, (a) the Company is the sole member of Eureka, with a 100% membership interest, (b) Eureka is the sole member of EH Land with a 100% membership interest, and (c) MHR is the sole member of TransTex Sub with a 100% membership interest.  The membership interests in each such subsidiary have been duly authorized and validly issued in accordance with the applicable limited liability company agreements of Eureka, EH Land and TransTex Sub, respectively, and are fully paid (to the extent required under such limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).  The Company owns the membership interests of Eureka and EH Land, and MHR owns the membership interests of TransTex Sub, in each case free and clear of all Liens (other than Liens created pursuant to the Credit Agreements, the applicable limited liability company agreements of such subsidiary or state or federal securities laws).  Other than the Company’s direct ownership of a 100% membership interest in Eureka and indirect ownership of a 100% membership interest in EH Land, as of the date of this Agreement the Company does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

3.5          Authorization; Enforcement.  The execution and delivery of each of the Transaction Documents by MHR and the Company Parties that are party thereto and the consummation by them of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of MHR or the Company Parties and their respective members, and no further corporate or limited liability company consent or action is required by MHR and the Company Parties in connection therewith.  Each of the Transaction Documents has been (or upon delivery will be) duly executed and delivered by MHR and the Company Parties that are party thereto and each Transaction Document constitutes, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of such parties, enforceable against such parties in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors rights generally, (b) laws relating to the availability of specific performance, injunctive relief or by general principles of equity, or (c) to the extent indemnification provisions may be limited by applicable federal or state securities laws.

3.6          Governmental Approvals; No Conflicts.  The offering, issuance and sale by the Company of the Initial Preferred Units, the execution and delivery of the Transaction Documents by MHR and the Company Parties that are party thereto and the consummation by MHR and the Company Parties that are party thereto of the Transactions do not and will not:

(a)           require any material consent, approval, authorization, order, registration or qualification of or filing with any Governmental Authority or any other third party, except in each case for those as have been obtained and are in full force and effect;

(b)           violate any provision of the certificate of incorporation or bylaws of MHR or the certificate of formation or limited liability company agreement of any Company Party;

(c)           violate or constitute a default (or an event that, with notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both) of, any Contract, credit facility, debt or other instrument (evidencing a debt or other obligation of MHR or any of the Company Parties) to which MHR or any Company Party is a party or by which any property or asset of MHR or any Company Party is bound or affected, or result in the creation or imposition of any Lien upon any Company Assets, in each case to the extent that such default, termination, amendment, acceleration or cancellation right or creation or imposition of such Lien would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(d)           violate any Legal Requirement or other restriction of any Governmental Authority, in each case, as in effect on the date of this Agreement, except to the extent that such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7          Units.  Except as provided in the applicable limited liability company agreements of the Company Parties or the Credit Agreements, as provided by state or federal securities laws or as created by the Purchaser, (a) there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or any right to subscribe for or acquire, any equity securities of any of the Company Parties, or Contracts or understandings by which the Company Parties are bound to issue additional equity securities of any of the Company Parties, or securities or rights convertible or exchangeable into equity securities of any of the Company Parties, nor (b) is there any restriction upon the voting or transfer of any equity securities of any of the Company Parties.  Except as set forth in the Amended and Restated LLC Agreement, there are no anti-dilution or price adjustment provisions in any agreement applicable to the Units and the issuance and sale of the Purchased Securities will not obligate the Company to issue securities to any Person (other than the Purchaser).

3.8          No Default.  Neither MHR nor any Company Party (a) is in violation in any material respect of its certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable; (b) is in default under (and no event has occurred which, with notice or lapse of time, or both, would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation of) any Contract or other instrument (evidencing a debt or other obligation of MHR or any Company Parties) to which MHR or any Company Party is a party or by which any Company Asset is bound or affected; or (c) is in violation of any law, statute, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which MHR or any of the Company Parties is subject (including, without limitation, federal and state securities laws and regulations or by which any Company Assets is bound or affected), which default or violation in the case of clause (b) or (c) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could materially impair the ability of MHR or any of the Company Parties to perform its obligations under the Transaction Documents to which it is a party.  To the knowledge of MHR and the Company, no third party to any Contract or other instrument (evidencing a debt or other obligation of the Company Parties) to which any of the Company Parties is a party or by which any of them is bound or to which any of their properties is subject, is in default under any such Contract or other instrument, which default would, if continued, have a Material Adverse Effect.

3.9          Brokers’ Fees.  Other than for fees payable to the Purchaser and BMO pursuant to Section 8.11, no brokerage or finder’s fees or commissions are or will be payable by MHR or any of the Company Parties to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer, sale and issuance of the Purchased Securities, and neither MHR nor any of the Company Parties has taken any action that could cause the Purchaser to be liable for any such fees or commissions.

3.10        Private Placement.  Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the offer, sale and issuance of the Purchased Securities to the Purchaser pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and the securities laws of any state having jurisdiction with respect thereto, and neither MHR nor any of the Company Parties has taken any action that would cause the loss of such exemption.

3.11        Registration Rights.  Other than rights granted under the Amended and Restated LLC Agreement and in connection with TransTex Acquisition, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of any of the Company Parties registered with the Commission.

3.12        Financial Statements.  Attached as Schedule 3.12 are copies of the Last Balance Sheet and the related consolidated statement of income for Eureka and EH Land for the year ended December 31, 2011 (collectively, the “Financial Statements”), and a pro forma consolidated balance sheet of the Company as of December 31, 2011, as adjusted to reflect the Company’s cash and debt balances as of March 16, 2012.  Except as set forth on Schedule 3.12, (a) the Financial Statements (including any related notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, subject to year-end audit adjustments and the absence of footnote disclosures and as otherwise noted therein, (b) fairly present, in all material respects, the consolidated financial condition and results of operations of Eureka or the Company, as applicable, as of the respective dates thereof and for the respective periods covered thereby and (c) have been prepared from, and in accordance with, the books and records of the Company, Eureka and EH Land, as applicable.  No Company Party has any liability that is material, individually or in the aggregate, of the type required to be reflected on the face of a consolidated balance sheet of the Company prepared in accordance with GAAP applied on a basis consistent with the Last Balance Sheet, other than (i) liabilities set forth on the face of the Last Balance Sheet (rather than in any notes thereto), (ii) current liabilities incurred in the ordinary course of business, (iii) indebtedness permitted by the Credit Agreements as in effect as of the date hereof, (iv) liabilities consistent with the Initial Approved Budget, (v) liabilities permitted or otherwise approved to be incurred or assumed by the Amended and Restated LLC Agreement, and (vi) liabilities approved in writing by the Purchaser.

3.13        Transactions With Affiliates and Employees.  Except for the Services Agreement, the Credit Agreements and as set forth on Schedule 3.13, (a) neither the Company nor any other Company Party, nor to the knowledge of MHR and the Company, any of the officers, directors or managers of the Company or any other Company Party, is a party to any transaction with any other Company Parties (other than for services as employees, managers, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Company Party or any officer, director or manager or any entity in which any Company Party or any such officer, director or manager has a substantial interest or is an officer, director, trustee or partner, and (b) there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any Company Party to or for the benefit of any other Company Party or any of the officers, directors or managers of any other Company Party or their respective family members.

3.14        No Litigation.  Except as set forth on Schedule 3.14, there are no legal or governmental Proceedings that are pending or, to the knowledge of MHR and the Company, threatened against MHR or any of the Company Parties or to which any of their respective properties or assets is subject (a) that challenges the legality, enforceability or validity of the Transaction Documents, or (b) that would reasonably be expected to have a Material Adverse Effect or impair the ability or obligation of MHR or any of the Company Parties to perform fully on a timely basis any obligations that it has under the Transaction Documents.

3.15        Investment Company.  None of the Company Parties is now, or after the sale of the Purchased Securities to be sold by the Company hereunder and the application of the net proceeds from such sale will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.16        Restrictions on Distributions.  Except as provided in the Credit Agreements as in effect as of the date hereof or the applicable Company Party limited liability company agreement, no Company Party has entered into or is subject to any agreement that will restrict or prohibit its ability to pay cash distributions.

3.17        Absence of Changes.  Except as set forth on Schedule 3.17, (i) with respect to the Initial Closing, since December 31, 2011 and (ii) with respect to any Subsequent Closing, since the last Closing Date:

(a)           there has not been any Material Adverse Effect;

(b)           the Business has been operated and maintained in the ordinary course of business in all material respects;

(c)           there has not been any material damage, destruction or loss to any material portion of the Company Assets, whether covered by insurance or not;

(d)           there has been no merger or consolidation of any of the Company Parties with any other Person or any agreement with respect thereto;

(e)           there has been no borrowing of funds, agreement to borrow funds, or guaranty or agreement to maintain the financial position of any Person by any of the Company Parties other than borrowings or guaranties under the Credit Agreements;

(f)            there has been no material change in the accounting methods of the Company Parties, and no material Tax elections have been made that would be binding on the Company Assets or the Business after the Initial Closing;

(g)           there has been no commencement of any material litigation or settlement of any material litigation;

(h)           there have been no sales or other transfers of material assets outside the ordinary course of business;

(i)            none of the Company Parties has entered into any employment or indemnification agreement or any material agreement or material Plan with respect to severance or retention relating to any of the Employees or has incurred or entered into any collective bargaining agreement with or other obligation to any labor organization or Employee;

(j)            there has been no actual or pending or, to the knowledge of MHR and the Company Parties, threatened material adverse change in the relationship of the Company Parties with any material customer, supplier, distributor or sales representative of the Business;

(k)                                 there is no Contract the terms of which would make or require the Company Parties to take such action which would make, any of the foregoing clauses (a) through (i) untrue, except as expressly permitted by this Agreement;

(l)                                     there has been no material assignment, transfer, conveyance, mortgage, deed of trust or encumbrance of any material Real Property; and

(m)                             no material Plans have been established, nor have any Plans been materially amended, except as required by law.

3.18                        Ownership of Property.

(a)                                 Each of the Company Parties has good title to, or valid leasehold interests in, all of its real and personal property and Rights-of-Way that are material to the operation of its business, including all properties reflected in the Last Balance Sheet or purported to have been acquired by the Company Parties after the date of such Last Balance Sheet (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens except Permitted Liens.

(b)                                 Schedule 3.18(b) lists all (i) real property, and general descriptions of any material improvements thereon, owned by the Company Parties (beneficially or of record) (the “Owned Real Property”) and (ii) surface leases (and the lands covered thereby), in each case, that are material to the continued ownership, use and operation of the Business (all such listed leases collectively, the “Leases” and, together with the Owned Real Property, the “Real Property”).  All Leases that, individually or in the aggregate, are material to the Business or operations of the Company Parties are valid and subsisting and are in full force and effect.  Except as disclosed in Schedule 3.18(b), no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any material Lease by the Company Parties or, to the knowledge of MHR and the Company Parties, by any other party to any material Lease.

(c)                                  Schedule 3.18(c) lists all such deeds, easements, surface use agreements, servitudes, licenses, rights-of-way or other similar agreements from each person (collectively, “Rights-of-Way”) as are material to the continued ownership, use and operation of the Business, showing as of such date the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Except as set forth on Schedule 3.18(c), no portion of such Real Property or Rights-of-Way is located in a special flood hazard area as designated by any Governmental Authority as of the Closing Date.

(e)                                  Each Pipeline is covered by Rights-of-Way in favor of the Company Parties, recorded or filed, as applicable and if and to the extent required in accordance with Legal Requirements to be so recorded or filed, in the appropriate public or official records of the county or parish where the property covered thereby is located or with the office of the applicable State Pipeline Regulatory Agency, except where the failure of the Pipeline to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except to the extent the failure could not reasonably be expected to have a Material Adverse Effect, or as set forth in Schedule 3.18(e), the Rights-of-Way granted to the Company Parties that cover any Pipeline establish a contiguous and continuous right of way for such Pipeline System such that the Company Parties are able to construct, operate, and maintain the Pipeline System in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.

(f)                                   To the knowledge of MHR or any Company Party, there is no (i) breach or event of default on the part of any Company Party with respect to any Rights-of-Way granted to any Company Party that covers any of the Pipeline System, (ii) breach or event of default on the part of any other party to any Rights-of-Way granted to any Company Party that cover any of the Pipeline System, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Company Party with respect to any Rights-of-Way granted to any Company Party that cover any of the Pipeline System or, on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, to the extent any such breach, default or event, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Rights-of-Way granted to the Company Parties that cover any of the Pipeline Systems (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable Company Party thereto in accordance with their terms (subject to the effect of any applicable debtor relief laws and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the applicable Company Parties have been duly paid in accordance with the terms of the Rights-of-Way except, in each case, to the extent that a failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g)                                  Each Pipeline is located within the confines of the Rights-of-Way and does not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment could not reasonably be expected to have a Material Adverse Effect.

(h)                                 The material properties used or to be used in the Business are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure could not reasonably be expected to have a Material Adverse Effect. The properties of the Company Parties have not been affected, since December 31, 2011, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation or modification of Contracts, Permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, in each case that either (i) could reasonably be expected to have a Material Adverse Effect or (ii) except in the case of cancellation or modification of Contracts, Permits or concessions by a Governmental Authority, for which repair, restoration or replacement has not been commenced and/or completed in a manner, or with substitute assets, that, in the commercially reasonable judgment of the Company, make such affected properties substantially comparable or better than immediately prior to any such occurrence or, in the case of replacement assets, are substantially comparable to or better than the affected properties prior to such occurrence.

(i)                                     No condemnation Proceeding has been commenced or, to the knowledge of MHR or any Company Party, is contemplated by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Pipeline System except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.19                        Personal Property.  Schedule 3.19 lists, as of February 29, 2012, with respect to the Initial Closing, or as of a date no more than 30 days prior to any Subsequent Closing, as applicable, all equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and other tangible personal property owned and used by the Company Parties in connection with the Business having a fair market value or book value of $75,000 or more.  The Company Parties have good and marketable title to, or the right to use, all material tangible personal property used or held for use by the Company Parties in connection with the Business free and clear of all Liens other than Permitted Liens.

3.20                        Permits.  Schedule 3.20 lists, as of the date of this Agreement, with respect to the Initial Closing, or as of a date no more than 30 days prior to any Subsequent Closing, as applicable, all material permits, consents, approvals, franchises, certificates of inspection or authority, variances, authorizations or orders, or any waivers of the foregoing, issued by a Governmental Authority (each, a “Permit”) and used or held by the Company Parties in connection with the ownership and operation of the Business.  The Company Parties hold or have valid rights to use the Permits material to the continued ownership, use and operation of the Business as currently conducted.  Such material Permits are valid and in full force and effect and the Company Parties are not in default, and, to the knowledge of MHR and the Company, no condition exists that, with notice or lapse of time, or both, would constitute a default, under any such material Permits.

3.21                        Contracts.

(a)                                 As of the Closing Date, (i) all Material Contracts of the Company Parties are described on Schedule 3.21, none of the Company Parties is in material breach or default thereunder and to the knowledge of MHR and the Company, each such Material Contract is in full force and effect in accordance with its terms; (ii) except as set forth on Schedule 3.21, neither MHR nor any Company Party has any knowledge of any pending material amendments of any of the Material Contracts or any event that currently does or, with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to any of the Company Parties or acceleration thereunder; and (iii) to the knowledge of MHR and the Company Parties, no third party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any material amount owing under the Material Contract except as expressly set forth in such Material Contract. As of the Closing Date, the Company has made available to the Purchaser a true, complete and correct copy of each Material Contract (including all material schedules, exhibits, amendments, supplements, modifications, and assignments thereto in effect at such time).

(b)                                 “Material Contract” means the Leases, the Rights-of-Way and each of the following Contracts used in connection with the Business to which any of the Company Parties is a party or by which it or its properties are bound:

(i)                                     any Contract that provides for the payment by any of the Company Parties of more than $250,000 in any consecutive 12-month period or more than $500,000 over the remaining life of such Contract;

(ii)                                  any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by the any of the Company Parties of goods or services in excess of $250,000 in any 12-month period;

(iii)                               any Dedicated Acreage Agreement;

(iv)                              any Producer Contract;

(v)                                 any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region;

(vi)                              any Contract that purports to limit the freedom of the Company Parties to compete in any line of business or to conduct business in any geographic location;

(vii)                           any product distribution agreements;

(viii)                        any material Contract that was entered into outside of the ordinary course of business of the Company Parties;

(ix)                              any Contract constituting a partnership, joint venture or other similar Contract;

(x)                                 any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract constituting a guarantee of debt of any third Person or any Contract requiring any of the Company Parties to maintain the financial position of any other Person;

(xi)                              any material Contract in respect of rights in Intellectual Property granted to or by the Company Parties;

(xii)                           any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(xiii)                        any Contract creating a Lien on any of the Company Assets (other than any Lien disclosed pursuant to any other representation of MHR and the Company Parties pursuant to this Article III);

(xiv)                       any Contract between one or more of the Company Parties, on the one hand, and any Affiliate of the Company Parties or present or former Employee of the Company Parties, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (B) the indemnification of such Affiliate or Employee by the Company Parties);

(xv)                          any Contract for the employment of any individual, on a full time or part time basis, or any consulting or similar Contract that cannot be terminated by the applicable Company Party on less than sixty (60) days’ notice without payment by such Company Party of any material penalty;

(xvi)                       any Contract with any labor union or association representing any employee of the Company Parties;

(xvii)                    any (A) material Contract providing for the purchase of real property, other than in the ordinary course of business, and (B) any Contract providing for the sale or other disposition of real property;

(xviii)                 any material Contract with any Governmental Authority;

(xix)                       any Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party, other than in the ordinary course of business;

(xx)                          any Contract relating to the acquisition by the Company Parties of any operating business or similar interest of another Person;

(xxi)                       any Contract under which the Company Parties have made advances or loans to any other Person (other than employee advances in the ordinary course of business that are not material, individually or in the aggregate);

(xxii)                    any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company Parties not otherwise disclosed pursuant to this Section 3.21; and

(xxiii)                 any Contract requiring any of the Company Parties to make a payment as a result of the consummation of the transactions contemplated hereby.

3.22                        Guaranties; Bonds.  None of the Company Parties has guaranteed or become subject to a contingent obligation in respect of the obligations or liabilities of any other Person, other than (a) pursuant to or as permitted by the Credit Agreements as in effect as of the date hereof or the Services Agreement, (b) permitted or approved under the Amended and Restated LLC Agreement or (c) as set forth on the Latest Balance Sheet.  There are no outstanding letters of credit, surety or performance bonds or similar instruments of any Company Party in connection with the Business or the Company Assets that are not issued pursuant to or permitted by the Credit Agreements or permitted or approved under the Amended and Restated LLC Agreement.

3.23                        Intellectual Property.  The Intellectual Property constitutes all intellectual property rights material to the continued operation of the Business and each of the Company Parties has ownership of, or valid rights to use, all such material Intellectual Property free and clear of all Liens other than Permitted Liens.  To the knowledge of MHR and the Company, the use of the material Intellectual Property by the Company Parties does not infringe on the rights of any other Person.  No material Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company Parties, except as otherwise provided in the applicable license or use agreements or grant documents or by Legal Requirements.

3.24                        Legal Compliance.  Each of the Company Parties (a) is in compliance with all Legal Requirements applicable to the Business, including, without limitation, all FERC regulations and orders, to the extent applicable, and all applicable State Pipeline Regulatory Agency regulations, and (b) is conducting the Business so as not to violate any Legal Requirements, except in each case where the failure to comply or such violation would not have a Material Adverse Effect.

3.25                        State and Federal Regulation.

(a)                                 None of the Company Parties is a “natural gas company” under the Natural Gas Act of 1938, as amended (“Natural Gas Act”). Neither the Pipeline System nor any portion of the Pipeline System is used for the transportation of natural gas in interstate commerce as contemplated in the Natural Gas Act or the Natural Gas Policy Act of 1978, and neither the Pipeline System nor any portion of the Pipeline System operates as an interstate common carrier as contemplated in the Interstate Commerce Act and the Energy Policy Act of 1992 (collectively with respect to both natural gas and liquid pipelines, “Interstate Pipelines”).

(b)                                 Each Company Party that owns pipelines and conducts pipeline operations has followed in all material respects prudent practices in the hydrocarbon gathering and processing industries, as applicable. Except as set forth on Schedule 3.25(b), since February 1, 2010, no Company Party that owns any interest in any of the Pipeline Systems has received written notice that it is the subject of a complaint, investigation or other proceeding by any Governmental Authority with respect to any matter regarding in any material respect their respective rates or practices with respect to the Pipeline Systems.

(c)                                  As of the Closing Date, no Company Party has received notice that it is liable for any refunds or interest thereon as a result of an order from any State Pipeline Regulatory Agency with jurisdiction over the Pipeline Systems.

(d)                                 Except as set forth on Schedule 3.25(d), none of the Company Parties is a “public utility,”  “intrastate pipeline,” or similar entity subject to regulation as to rates or other terms and conditions of service (other than matters relating to pipeline safety) or to financial regulation under the laws of any state or subject to the regulatory jurisdiction of any State Pipeline Regulatory Agency or similar Governmental Authority.

3.26                        Taxes.  Except as set forth on Schedule 3.26:

(a)                                 (i) all material Tax Returns required to be filed by the Company Parties have been duly and timely filed with the appropriate Taxing Authority, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all material Taxes owed by the Company Parties that are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) the Company Parties have withheld or deducted all Taxes or other amounts from payments to employees or other Persons required to be so withheld or deducted, and have timely paid over such Taxes or other amounts to the appropriate Taxing Authority to the extent due and payable, (vi) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for current period Taxes which constitute a Lien on the Company Assets but are not yet due and payable, (vii) there is no investigation, suit, action, audit, or examination currently in progress or pending or, to the knowledge of MHR and the Company Parties, threatened by any Taxing Authority in connection with any Tax or Tax Item with respect to any of the Company Parties, the Company Assets or the Business, (viii) no claim for the assessment or collection of Taxes has been asserted in writing against any of the Company Parties (ix) none of such Tax Returns are now (or have ever been) under audit or examination by any Taxing Authority, (x) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax, (xi) no written claim has ever been made by a Taxing Authority in a jurisdiction where the Company Parties do not file Tax Returns that the Company Assets or the Business may be subject to taxation in that jurisdiction and (xii) all of the material Company Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Initial Closing Date and no portion of the material Company Assets constitutes omitted property for property tax purposes.

(b)                                 The unpaid Taxes of the Company Parties did not, as of December 31, 2011, exceed the reserve for Tax liability (rather than any reserve for taxes established to reflect timing differences between book and Tax income), if any, set forth on the Last Balance Sheet.

(c)                                  None of the Company Parties has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(d)                                 None of the Company Parties has any unpaid obligation to make distributions with respect to Taxes payable by its direct or indirect equity owners.

(e)                                  No power of attorney has been granted by or with respect to any of the Company Parties with respect to any matter relating to Taxes which is still in effect, and none of the Company Parties has received from any federal, state, local or foreign Governmental Authority any written request for information related to Tax matters.

(f)                                   None of the Company Parties has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(g)                                  Each of the Company Parties is currently, and has been at all times since its formation, treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

(h)                                 The Company Parties have previously provided or made available to the Purchaser true and correct copies of all income Tax Returns of the Company Parties and all other material Tax Returns relating to income, franchise, and sales Taxes.

(i)                                     Neither of the Company Parties is a partner in any entity classified as a partnership for U.S. federal income tax purposes.

(j)                                    None of the Company Parties will be required to include any amount in, nor will it be required to reduce its deductions, Tax credits or Tax basis from, taxable income for any taxable period ending after the Initial Closing Date as a result of any (i) change in accounting method pursuant to Section 481(a) of the Code or any comparable provision of applicable state, local or foreign Tax Legal Requirement effected in a taxable period ending before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or foreign Tax Legal Requirement); (iii) installment sale or open transaction disposition made on or prior to the Initial Closing Date; or (iv) prepaid amount received on or prior to the Initial Closing Date.

(k)                                 None of the Company Parties has sold or provided goods or services to customers or clients, or had employees located, in any country other than the United States or any states other than Texas, West Virginia and Ohio.

(l)                                     None of the Company Parties has requested or received any rulings, agreements or similar arrangements with a Governmental Authority related to Taxes.

3.27                        Employees; Employee Relations.

(a)                                 There are no Proceedings, whether by any Governmental Authority, any current or former Employee or any other Person, against or involving any of the Company Parties pending or, to the knowledge of MHR and the Company Parties, threatened against any of the Company Parties.  There are no grievances, complaints or charges that have been filed or threatened against any of the Company Parties under any dispute resolution procedure that could have a Material Adverse Effect on any of the Company Parties or the conduct of the Business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted in writing against any of the Company Parties.  The Company Parties have in place all material employee policies required by Legal Requirements and, to the knowledge of MHR and the Company Parties, there have been no violations or alleged violations of any of such policies.  None of the Company Parties has received notice indicating that any of its employment policies or practices are currently being audited or investigated by any Governmental Authority, and no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of any of the Company Parties.  Each of the Company Parties is, and at all times since the Company’s inception has been, in compliance with all applicable Legal Requirements related to employment, labor or immigration.

(b)                                 None of the Company Parties is party to or bound by any collective bargaining agreement, and no such agreement is being negotiated, applicable to any Employee, nor has any of the Company Parties agreed to recognize any union or other collective bargaining representative, nor has any union or collective bargaining representative been certified as a representative of the Employees.  The Company Parties have not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Employee.  None of the Company Parties has committed any unfair labor practice with respect to any Employee.  No organizational efforts are presently being made or threatened, or have been made or threatened during the three years prior to the Closing, by or on behalf of any labor union with respect to any Employees.

(c)                                  None of the Company Parties is subject to any settlement or consent decree with any present or former Employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies.

(d)                                 The compensation and benefits paid or provided with respect to all Employees have been reflected in the Financial Statements.  As of the date of this Agreement, no Employee is on disability or other leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.  There are no loans or other obligations payable or owing by any of the Company Parties to any Employee, except salaries, wages and reimbursement of expenses incurred and accrued in the ordinary course of business of the Company Parties, nor are there any loans or debts payable or owing by any such individuals to any of the Company Parties except repayment of salary advances, nor have any of the Company Parties guaranteed any of such individual’s respective loans or obligations of any Employee.

(e)                                  No material workers’ compensation claims or work related accidents involving current or former employees of any of the Company Parties have occurred since the Company’s inception.

3.28                        Employee Benefit Matters.

(a)                                 Schedule 3.28(a) lists each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to (or is required to be contributed to) by any of the Company Parties or any of their ERISA Affiliates for the benefit of any their employees (or their beneficiaries), or has been so sponsored, maintained or contributed to (or has been required to be contributed to) by any of the Company Parties or any of their ERISA Affiliates, within the six years immediately preceding the Closing Date:

(i)                                     each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii)                                  each health plan, personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement,

vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice, policy or understanding which is not described in Section 3.28(a)(i).

With respect to each Plan, the Company Parties have made available to the Purchaser a true and correct copy of (i) the most recent Form 5500 annual report filed with the applicable Governmental Authority, (ii) each such Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Plan, (iv) a written summary of each unwritten Plan, (v) the most recent summary plan description or other written explanation of each Plan that is provided to participants, (vi) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to any Plan intended to be “qualified” under Section 401(a) of the Code, and (vii) all material correspondence with any Governmental Authority relating to any outstanding controversy or with respect to any other material matter with respect to any Plan that has arisen or has been resolved in the previous three years.

(b)                                 Each Plan has been operated and administered in all material respects in accordance with its terms and Legal Requirements, including ERISA and the Code.

(c)                                  Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is subject to a favorable determination letter (or opinion letter, as applicable) from the Internal Revenue Service with respect to such qualification or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the knowledge of MHR and the Company Parties, there is no reason why any such Plan is not in material compliance with such qualification requirements.

(d)                                 There are no pending or, to the knowledge of MHR and the Company Parties, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(e)                                  As of the Initial Closing Date, none of the Company Parties nor any of their respective ERISA Affiliates contribute to or have an obligation to contribute to, nor have at any time in the six year period immediately prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is or has been, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA or Section 412, 430, 431 or 436 of the Code.  No Plan is or has been funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(f)                                   In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Plan, that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(g)                                  All Plan related expenses relating to the fiscal year ended December 31, 2011 are reflected in the Financial Statements to the extent required by GAAP.

(h)                                 As of the Initial Closing Date, no Company Party or ERISA Affiliate thereof has any material liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or similar state law.

(i)                                     Each Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in material compliance with, and complies in form with the requirements of, Section 409A of the Code and the guidance issued thereunder.

(j)                                    No events have occurred with respect to any Plan that would result in prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) or violations of Section 407 of ERISA, in either case which would reasonably be expected to result in material liability to a Company Party.

(k)                                 No events have occurred with respect to any Plan that would result, directly or indirectly, through its or his own liability, indemnification, or otherwise, in imposition of breach of fiduciary duty liability damages under Section 409 of ERISA, or any material liability under Section 502 of ERISA on a Company Party or ERISA Affiliate thereof.

3.29                        Environmental Matters.  Except as set forth on Schedule 3.29:

(a)                                 The Company Assets, Real Property and Business, and the operations of the Company Parties with respect to each of the foregoing are in compliance with, and since operated by the Company Parties, have complied with in all material respects with, applicable Environmental Laws.

(b)                                 The Company Parties are in possession of all material Environmental Permits required for the lawful operation of the Company Assets, Real Property and Business and are in compliance in all material respects with all such Environmental Permits.

(c)                                  The Company Parties have timely filed applications or extensions for the renewal of any material Environmental Permits as may be necessary for the operation of the Business.  To the knowledge of MHR and the Company, there are no facts, circumstances or conditions that could reasonably be expected to lead to the revocation or denial of applications or for the renewal in the ordinary course of business of any material Environmental Permits on terms materially less favorable to any Company Party than what are currently in effect.  There are no pending or, to the knowledge of MHR and the Company, threatened termination or revocation proceedings with respect to any material Environmental Permit.

(d)                                 None of the Company Parties has received any written order, judgment, injunction, notice of violation, noncompliance, or enforcement or any written notice of investigation, inquiry, or remediation from any Governmental Authority, in each case claiming a material violation of any Environmental Laws at any location that has not been resolved.

(e)                                  During the period during which the Company Parties conducted operations on the Real Property, there has been no Release under or from any of such Real Property or in connection with the Business in violation of Environmental Laws or in a manner that could give rise to any material liability under Environmental Laws.  To the knowledge of MHR and the Company, there are no pending investigations, remediations, abatements, removals, or ongoing monitoring of Hazardous Materials required under any Environmental Laws with respect to the Company Assets, Real Property or Business which could reasonably be expected to result in any material liability under Environmental Laws.

(f)                                   None of the Company Parties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to any Release of any Hazardous Materials at any location offsite of the Real Property and, to the knowledge of MHR and the Company Parties, there are no conditions or circumstances that could be expected to result in the receipt of such written notice, in either case that could reasonably be expected to result in any material liability under Environmental Laws.  In connection with their operations on the Real Property, the Company Parties have arranged for off-site disposal of hazardous waste in material compliance with current applicable Environmental Laws.

(g)                                  During the period during which the Company Parties conducted operations on the Real Property, to the knowledge of MHR and the Company Parties, there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the Company Assets, Real Property or Business, or the operations of Company Parties with respect to the foregoing that could reasonably be expected to form the basis for any material Environmental Claim or any other claim for damages or compensation.

(h)                                 The Company Parties have made available to the Purchaser true and correct copies of all material Environmental Reports, studies, analyses, and non-privileged correspondence on environmental matters in its possession relating to its properties or operations, including copies of all material notices and communications with Governmental Authorities related to any material non-compliance with, or material liabilities under, any Environmental Laws or Environmental Permits by the Company Parties.

(i)                                     To the knowledge of MHR and the Company Parties, none of the Company Parties has assumed or agreed to bear any material liabilities or obligations of any third party under any Environmental Laws or Environmental Permits, whether by Contract or by operation of law.

3.30                        Insurance.  The Company Parties are insured with financially sound and reputable insurance companies which are not Affiliates of MHR or the Company, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any of the Company Parties operates (the “Insurance”).  Schedule 3.30 sets forth, as of the date of this Agreement, with respect to the Initial Closing, or as of a date no more than 30 days prior to any Subsequent Closing, as applicable, a true and complete list of all Insurance policies, binders, and Contracts under which the Business or any of the Company Assets are insured.  The Insurance is in full force and effect, there has been no written notice of any cancellation by the insurer or, to the knowledge of MHR and the Company Parties, any threatened cancellation of any Insurance by the insurer, and the Company Parties are a named insured or loss payee, as applicable, under the Insurance.

3.31                        Books and Records.  All books and records relating to the operation of the Business and ownership of the Company Assets by the Company Parties have been maintained substantially in accordance with applicable Legal Requirements, and comprise all of the books and records relating to the Company Parties’ ownership and operation of the Business and ownership of the Company Assets.

3.32                        Certain Payments or Arrangements.  In connection with the Business, neither MHR nor any of the Company Parties nor, to the knowledge of MHR and the Company, any of their respective directors, officers, agents, employees or other persons associated with or acting on behalf of MHR or any of the Company Parties, knowingly has used any funds of MHR or any of the Company Parties or any of their respective Affiliates for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.33                        Assets Necessary to the Business.  The Company Assets constitute (a) all of the assets necessary or required to permit the Company Parties to carry on the Business in substantially the same manner as presently conducted and (b) substantially all of the assets of the Company Parties used in the Business presently, except assets sold by the Company Parties in the ordinary course of business and equipment under leases.  The Company Assets taken as a whole are in working order and repair (taking age and ordinary wear and tear into account), have been operated and maintained in the ordinary course of business by the Company Parties, are not in need in any material respect of replacement, maintenance or other capital expenditures (except in the ordinary course of business), and are able to meet the service and production requirements of the current customers of the Business.

3.34                        TransTex Acquisition.  MHR and the Company intend to acquire substantially all the assets of TransTex Gas Services, LP, pursuant to and in accordance with the terms and conditions of the TransTex Purchase Agreement.  The Company has provided the Purchaser with a true, correct and complete copy of the TransTex Purchase Agreement that the Company and TransTex Sub intend to enter into on or about the date of this Agreement, with such changes, supplements, additions or modifications thereto that are not material, individually or in the aggregate, or that have otherwise been approved in accordance with the Amended and Restated LLC Agreement.  In connection with the closing of the transactions contmpated by the TransTex Purchase Agreement, the Purchaser, the Company and MHR agree to execute a First Amendment to the Amended and Restated LLC Agreement substantially in the form provided to such parties on or before the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to MHR and the Company as of the date of this Agreement and as of each applicable Closing Date, as follows:

4.1                               Organization; Authority.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser has the requisite power and authority to enter into any Transaction Documents to which the Purchaser is a party and to consummate the Transactions hereunder and thereunder and otherwise to carry out its obligations hereunder and thereunder.  There is no pending or, to the knowledge of the Purchaser, threatened Proceeding for the dissolution, liquidation or insolvency of the Purchaser.  The Purchaser has taken all action necessary to authorize the execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of the Transactions, including the purchase by the Purchaser of the Purchased Securities hereunder.  Each of the Transaction Documents to which the Purchaser is a party has been (or upon delivery will be) duly executed and delivered by the Purchaser and constitutes, or when delivered in accordance with the terms hereof will constitute, the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors rights generally, (b) laws relating to the availability of specific performance, injunctive relief or by general principles of equity, or (c) to the extent indemnification provisions may be limited by applicable federal or state securities laws.

4.2                               No Violation.  The acquisition of the Purchased Securities (and the Class A Common Units into which they are convertible) by the Purchaser, and the execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser, and the consummation by the Purchaser of the Transactions, including the purchase of the Purchased Securities hereunder, (a) do not conflict with or result in any violation of or default under any provision of the certificate of formation, partnership agreement, limited liability company agreement or other organizational or charter documents of the Purchaser, (b) do not conflict with or result in any violation of or default under, any provision of any material Contract, certificate or instrument to which the Purchaser is a party or by which the Purchaser or any of its material assets are bound, (c) require any consent, approval, authorization, order, registration or qualification or filing with any Governmental Authority or other Person, or (d) violate any Legal Requirement or other restriction of any Governmental Authority, except with respect to the foregoing clauses (b), (c) and (d), to the extent such conflict, default, violation or failure to obtain would not have a material adverse effect on any of the Purchaser, the consummation of the Transactions or the performance or enforceability of any of the Transaction Documents.

4.3                               Purchaser Intent.  The Purchaser is acquiring the Purchased Securities hereunder (and the Class A Common Units into which they are convertible) for investment purposes only and not with a view to or for distributing or reselling such Purchased Securities (and the Class A Common Units into which they are convertible) or any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The

Purchaser does not presently have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any Purchased Securities (and the Class A Common Units into which they are convertible).  Any sales or transfers of the Purchased Securities (and the Class A Common Units into which they are convertible) by the Purchaser shall be in compliance with the Amended and Restated LLC Agreement and applicable state and federal laws.

4.4                               Purchaser Status.  The Purchaser is an “accredited investor” (within the meaning of Rule 501 promulgated under the Securities Act) and has knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Securities (and the Class A Common Units into which they are convertible) and of making an informed decision.  The Purchaser is a United States person (as defined by Section 7701(a)(30) of the Code).

4.5                               Non-Reliance; Disclosure of Information.  The Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the statements, representations and warranties by MHR and the Company contained in this Agreement.  The Purchaser acknowledges that any investment in the Company, including the purchase of the Purchased Securities (and the Class A Common Units into which they are convertible), is speculative and that the Business involves risk.  The foregoing, however, does not limit or modify the representations and warranties of MHR and the Company in Article III of this Agreement or the right of the Purchaser to rely thereon.

4.6                               Restricted Securities.  The Purchaser understands that the Purchased Securities (and the Class A Common Units into which they are convertible) have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Purchased Securities (and the Class A Common Units into which they are convertible) are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Securities (and the Class A Common Units into which they are convertible) indefinitely unless they are registered with the Commission and qualified by state authorities, or a valid exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Securities (and the Class A Common Units into which they are convertible) for resale, except as set forth in the Amended and Restated LLC Agreement.  The Purchaser understands that no public market now exists for the Purchased Securities (and the Class A Common Units into which they are convertible), and that the Company has made no assurances that a public market will ever exist for the Purchased Securities (and the Class A Common Units into which they are convertible).

4.7                               Brokers’ Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer, sale and issuance of the Purchased Securities, and the Purchaser has not taken any action that could cause MHR or any Company Party to be liable for any such fees or commissions.

ARTICLE V

OTHER AGREEMENTS OF THE PARTIES

5.1                               Integration.  MHR and the Company shall not, and shall use their respective commercially reasonable efforts to ensure that neither the Company nor any Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Purchased Securities to the Purchaser in a manner that would require the registration under the Securities Act of the sale of the Purchased Securities.

5.2                               Use of Proceeds.  The Company shall use the proceeds from the sale of the Purchased Securities to the Purchaser solely to fund any of the following, in each case as reduced by any fees and expenses payable by the Company pursuant to Section 8.11:

(a)                                 in the case of the Initial Purchase, $60,000,000 to fund a distribution to MHR to reimburse MHR for certain capital expenditures incurred by MHR with respect to the assets of Eureka and EH Land;

(b)                                 in the case of the first Subsequent Purchase, up to $46,800,000 as a distribution to MHR to reimburse MHR for certain capital expenditures incurred by MHR with respect to the assets acquired by TransTex Sub in the TransTex Acquisition;

(c)                                  in the case of any Subsequent Purchase, (i) capital expenditures, midstream growth projects and/or acquisitions, if and to the extent such capital expenditures, projects or acquisitions (A) have been included in the Initial Approved Budget or in any subsequent budget of the Company Parties that has been approved by the Board, including the ArcLight Directors, in accordance with the Amended and Restated LLC Agreement or (B) have been agreed to by the Purchaser; and (ii) a one-time distribution to MHR in an amount up to $15,000,000 (the “Follow-on Distribution”) to first reimburse any previously unreimbursed capital expenditures of MHR incurred with respect to the assets of the Company and thereafter as a distribution to MHR under the Amended and Restated LLC Agreement, provided that such Follow-on Distribution may be made only during the nine-month period beginning on July 1, 2013 and ending on March 31, 2014 and only if the Company certifies in writing to the Purchaser that, for any month during such nine-month period, the average daily aggregate Organic Throughput for the preceding six-month period met or exceeded the average of the quarterly Threshold Volumes set forth for such six-month period in Schedule 5.2 hereto, weighted by the number of days in such quarter.

Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have no obligation to purchase additional Units or otherwise to fund any of the Company’s obligations under any material amendment or modification of a budget of the Company that is approved by Board without the consent of the ArcLight Directors.

5.3                               Supplements to Article III and Disclosure Schedules.

(a)                                 The Purchaser agrees and acknowledges that (i) MHR, the Company and TransTex Sub intend to consummate the TransTex Acquisition after the Initial Closing Date, and

(ii) upon the consummation of the TransTex Acquisition in accordance with the TransTex Purchase Agreement, the representations and warranties in Article III and the Disclosure Schedule shall be deemed to be amended, modified and supplemented to give effect to the TransTex Acquisition without any further consent or approval by the Purchaser; provided, that, the TransTex Acquisition is consummated in all material respects in accordance with the TransTex Purchase Agreement provided to the Purchaser prior to the date of this Agreement or as otherwise consented to by the Purchaser.  Prior to the first Subsequent Distribution after the consummation of the TransTex Acquisition, the Company shall provide the Purchaser with a supplement to the Disclosure Schedule, in writing and in the same form as originally prepared, setting forth any information arising from the TransTex Acquisition that would have been required to be set forth or described in such Disclosure Schedules, that is otherwise necessary to correct any information in such Disclosure Schedules or to make any representation or warranty of the Company accurate and complete as of that Subsequent Closing Date.

(b)                                 No later than four Business Days prior to each Subsequent Closing Date, the Company shall supplement, in writing and in the same form as originally prepared, the information set forth in the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or to make any representation or warranty of the Company accurate and complete as of that Subsequent Closing Date.

(c)                                  Notwithstanding anything to the contrary herein, upon the providing of any supplement to the Disclosure Schedules required or permitted to be provided under this Section 5.3, the Disclosure Schedules and related representations and warranties in Article III shall be treated as having been amended, modified and supplemented with respect to such supplemented information; provided, however, that no such supplement provided in accordance with Section 5.3(b) shall have any effect for purposes of determining the satisfaction of the Purchaser’s condition set forth in Section 2.5(b)(ii) if such supplemental information (i) reflects a material, negative modification to the representations and warranties in Article III taken as a whole (except as provided in Section 5.3(a)) or (ii) relates to a matter that required approval of any of the Board, the Requisite Holders or the Requisite Preferred Holders pursuant to the Amended and Restated LLC Agreement and such required approval was not obtained and not waived.

ARTICLE VI

INDEMNIFICATION

6.1                               Survival.  The representations and warranties made on the Initial Closing shall survive the Initial Closing, and the representations and warranties made on a Subsequent Closing shall survive such Subsequent Closing, in each case as follows:

(a)                                 the representations and warranties set forth in Sections 3.1 through 3.7 and Sections 4.1 through 4.6 shall survive perpetually;

(b)                                 the representations and warranties set forth in Section 3.26 shall survive until the expiration of the applicable statute of limitations after the date made; and

(c)                                  all other representations and warranties shall survive for a period of eighteen (18) months after the date made.

Upon the expiration of any representation and warranty pursuant to this Section 6.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Initial Closing and each Subsequent Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Securities and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of MHR, the Company and the Purchaser contained herein shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section.

6.2                               Indemnification.

(a)                                 Subject to Sections 6.3 and 6.4, MHR and the Company shall, jointly and severally, indemnify and hold harmless the Purchaser, the officers, directors, partners, members, agents, investment advisors and employees of the Purchaser, each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person (collectively, the “Purchaser Indemnified Parties”), to the fullest extent permitted by applicable law, from and against any and all Losses arising out of or relating to the breach of any of the representations, warranties or covenants of MHR or the Company contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 6.1.

(b)                                 Subject to Sections 6.3 and 6.4, the Purchaser shall indemnify and hold harmless MHR and each Company Party, their respective directors, managers, partners, members, officers, agents, advisors and employees, each Person who controls MHR or any Company Party (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, agents and employees of each such controlling Persons (collectively, the “Company Indemnified Parties”), to the fullest extent permitted by applicable law, from and against all Losses arising out of or relating to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 6.1.

(c)                                  In the event the Purchaser is entitled to indemnification under Section 6.2(a) and the breach giving rise to such indemnity claim has resulted in diminution of value of the Preferred Units, then in addition to the Losses, the Purchaser shall be entitled to recover an amount equal to such diminution in value if at the time of such recovery the Preferred Units have not achieved a return equal to or in excess of the IRR Hurdle; provided, however, that if Purchaser has recovered diminution in value and subsequently achieves a rate of return on its Preferred Units equal to or in excess of the IRR Hurdle, then Purchaser shall promptly thereafter remit the amount previously recovered in respect of diminution in value of the Preferred Units.

6.3                               Conduct of Indemnification Proceedings.

(a)                                 If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding; or (ii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)                                  All reasonable fees and expenses of the Indemnified Party that are Losses for which it has been agreed in good faith by the parties that the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten Business Days of written notice thereof to the Indemnifying Party; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

6.4                               Limitations.  No party shall be entitled to any recovery for any Losses (or other claims pursuant to Section 6.2(c)) for a breach of a representation or warranty unless and until the total of all Losses (and other claims pursuant to Section 6.2(c)) for the Company Indemnified Parties or the Purchaser Indemnified Parties, as applicable, under Section 6.2 exceeds $1,000,000, at which time such parties shall be entitled to recover the aggregate amount of all Losses (and other claims pursuant to Section 6.2(c)), regardless of such threshold; provided, however, that the aggregate liability for indemnity for breaches of representations or warranties under this Article VI for each of MHR and the Company collectively on the one hand, and the Purchaser, on the other hand, shall not exceed twenty percent (20%) of the aggregate purchase price actually paid by the Purchaser in respect of Purchased Securities under this Agreement as of the date each such claim for indemnification for Losses (or other claims pursuant to Section 6.2(c)) is made.  Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 6.4 shall not apply to any claims for fraud or intentional, criminal or willful misrepresentation or misconduct.  It is the intent of the parties that the indemnity provisions provided for in this Article VI shall be the sole and exclusive remedy of the parties under this Agreement, except as otherwise provided for in Section 8.12.  In furtherance thereof, except as specifically provided in Section 8.12 and in the case of fraud or intentional, criminal or willful misrepresentation or misconduct, (i) the parties’ sole and exclusive remedy under this Agreement shall be to seek indemnification as set forth in this Article VI, and (ii) any claim for Losses (or other claims pursuant to Section 6.2(c)) against any party for any breach of this Agreement or in connection with any of the Transactions contemplated hereby will be made solely pursuant to this Article VI.

ARTICLE VII

TERMINATION

7.1                               Termination.

(a)                                 This Agreement shall be automatically terminated upon the Completion Date in accordance with Section 2.2(a).

(b)                                 This Agreement may be terminated prior to the Completion Date upon no less than five Business Days prior written notice:

(i)                                     by the Purchaser if a material breach of this Agreement has been committed by MHR or the Company, and within 15 Business Days of written notice thereof from the Purchaser, the Company has either not cured such breach or has not provided the Purchaser, in writing in sufficient detail, its reasonable plans to cure such material breach within a reasonable specified time period; provided that if such breach is not cured in accordance with such written plan by such specified date, the Purchaser may terminate this Agreement;

(ii)                                  by MHR and the Company if a material breach of this Agreement has been committed by the Purchaser, and within 15 Business Days of written notice thereof from the Company, the Purchaser has either not cured such breach or has not provided the Company, in writing in sufficient detail, its reasonable plans to cure such material breach within a reasonable specified time period; provided that if such breach is not cured in accordance with such written plan by such specified date, MHR and the Company may terminate this Agreement; or

(iii)                               by mutual consent of Purchaser, on the one hand, and MHR and the Company, on the other hand.

7.2          Procedure and Effect of Termination.  Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated pursuant to Section 7.1(b)(i) or (ii), a party’s right to pursue indemnification for Losses and the remedy of specific performance as provided in Section 8.12 will survive such termination unimpaired.

ARTICLE VIII

MISCELLANEOUS

8.1          Entire Agreement.  This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Initial Closing, and without further consideration, each of the Purchaser, MHR and the Company  will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement and the other Transaction Documents.

8.2          Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party (herein collectively called “Notice”) shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when confirmation of a “read” receipt is received by the sending party if sent by electronic mail or when confirmation of transmission during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, if sent by facsimile, (c) five days after having been sent by registered or certified mail, postage prepaid and return receipt requested, or (d) one Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All Notices shall be addressed as follows:

If to any of the Company Parties:

Eureka Hunter Holdings, LLC
c/o Eureka Hunter Pipeline, LLC
777 Post Oak Boulevard
Suite 650
Houston, Texas  77056
Attention: Ron Ormand
Email: rormand@magnumhunterresources.com
Facsimile: (832) 203-4551

With a copy to:

Fulbright & Jaworski LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201
Attention: Dave Morrison
Email: dmorrison@fulbright.com
Facsimile: (214) 855-8200

If to the Purchaser:

Ridgeline Midstream Holdings, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street
55th Floor
Boston, Massachusetts  02177
Attention: Christine M. Miller
Email: cmiller@arclightcapital.com
Facsimile: (617) 867-4698

With a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX  77002
Attention: Ryan Maierson
Email: ryan.maierson@lw.com
Facsimile: (713) 546-5401

Any party may change any address or other contact information to which Notice is to be given to it by giving Notice as provided above of such change of address or other contact information.

8.3          Additional Information.  The Company may request from the Purchaser such additional information as the Company may deem necessary to evaluate the eligibility of the Purchaser to acquire the Purchased Securities, and may request from time to time such information as the Company may deem necessary to determine the eligibility of the Purchaser to hold the Purchased Securities or to enable the Company to determine the Company’s compliance with applicable regulatory requirements or tax status, and the Purchaser shall provide such information as may reasonably be requested.

8.4          Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by MHR, the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.5          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  All references in this Agreement to Exhibits, Schedules,

Articles, and Sections refer to the corresponding Exhibits, Schedules, Articles and Sections of or to this Agreement unless expressly provided otherwise.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

8.6          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. None of the parties hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld.  All or any portion of the Purchased Securities may be sold, assigned or pledged by the Purchaser, subject to compliance with applicable securities laws, the terms of this Agreement and the terms of the Amended and Restated LLC Agreement.

8.7          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, the other Company Parties and all of such parties respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third-party beneficiary of Section 6.2 and (in each case) may enforce the provisions of such Section directly against the parties with obligations thereunder.

8.8          Governing Law and Venue.  This Agreement, and any disputes, actions, claims or causes of action arising out of or in connection with this Agreement, shall be governed by the laws of the State of Delaware. Each party hereto submits to the exclusive jurisdiction of the federal courts located in Dallas, Texas.  This Agreement will not be governed by the United Nations Convention on Contracts for the International Sales of Goods, the application of which is expressly excluded. Each party agrees that it shall take no action to challenge the law and jurisdiction in this Section and shall use its best efforts to ensure that any such claim is adjudicated in such courts. Each party waives any defenses or objections to the agreed venue, jurisdiction or choice of law. Each party agrees that no treaty, law or rule or regulation of another country, whether local, federal or otherwise will pre-empt this Section. Each party understands and agrees that this jurisdiction requirement is a material condition of entering into this Agreement and agrees to indemnify and hold the other party harmless for any action or omission contrary to this material obligation. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9          Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or portable document format transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

8.10        Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.11        Fees and Expenses.  MHR and the Company shall bear their own costs and expenses and shall pay out of the proceeds of the Initial Purchase and each Subsequent Purchase: (a) advisory and structuring fees equal to two percent (2%) of such Initial Purchase or Subsequent Purchase, as applicable, one-half of which shall be payable to the Purchaser and one-half of which shall be payable to BMO (or their respective designees) on each Closing Date, and (b) the reasonable out-of-pocket fees and expenses incurred by the Purchaser in connection with this Agreement and the Transaction Documents on or prior to the Initial Closing Date, including, without limitation, legal, accounting, advisory and other reasonable out-of-pocket fees and expenses.  If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. A party will be considered the “prevailing party” if: (i) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (ii) the other party withdraws its action without substantially obtaining the relief it sought; or (iii) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

8.12        Remedies.  In addition to being entitled to exercise all rights to indemnification pursuant to Article VI and termination of this Agreement as provided herein, the Purchaser and the Company will be entitled to seek specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any Losses incurred by reason of any breach of obligations in this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PURCHASER:

RIDGELINE MIDSTREAM HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page to Purchase Agreement

COMPANY:

EUREKA HUNTER HOLDINGS, LLC

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President

MHR:

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President & CFO

Signature Page to Purchase Agreement